                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY



                            STOCK PURCHASE AGREEMENT


                                      AMONG


                         EMRISE ELECTRONICS CORPORATION


                                       AND


                                THE SHAREHOLDERS
                                       OF
                           RO ASSOCIATES INCORPORATED


                                 EFFECTIVE AS OF
                                 AUGUST 31, 2005




                                                    TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----

1.       Definitions....................................................................1

2.       Purchase and Sale of Company Shares............................................6
         2.1      Basic Transaction.....................................................6
         2.2      Purchase Price........................................................6
         2.3      Purchase Price Adjustments............................................6

3.       The Closing....................................................................8
         3.1      General...............................................................8
         3.2      Documents to be Delivered to the Buyer................................8
         3.3      Documents to be Delivered by the Buyer................................8

4.       Representations and Warranties Concerning the Transaction......................9
         4.1      Representations and Warranties of the Sellers.........................9
         4.2      Representations and Warranties of the Buyer..........................10

5.       Representations and Warranties Concerning the Company and the Subsidiary......11
         5.1      Organization, Qualification, and Corporate Power.....................11
         5.2      Capitalization.......................................................11
         5.3      Noncontravention.....................................................11
         5.4      Brokers' Fees........................................................12
         5.5      Title to Assets......................................................12
         5.6      Subsidiary...........................................................12
         5.7      Financial Statements.................................................12
         5.8      Events Subsequent to Most Recent Fiscal Year End.....................13
         5.9      Undisclosed Liabilities..............................................15
         5.10     Legal Compliance.....................................................15
         5.11     Tax Matters..........................................................15
         5.12     Real Property........................................................17
         5.13     Intellectual Property................................................17
         5.14     Tangible Assets......................................................19
         5.15     Inventory............................................................19
         5.16     Contracts............................................................20
         5.17     Notes and Accounts Receivable........................................21
         5.18     Powers of Attorney...................................................21
         5.19     Insurance............................................................21
         5.20     Litigation...........................................................22
         5.21     Product Warranty.....................................................22
         5.22     Product Liability....................................................22
         5.23     Employees............................................................22
         5.24     Employee Benefits....................................................23
         5.25     Guaranties...........................................................25
         5.26     Environmental, Health, and Safety Matters............................25
         5.27     Certain Business Relationships with the Company and the Subsidiary...26
         5.28     Disclosure...........................................................26

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6.       Post-Closing Covenants........................................................26
         6.1      General..............................................................26
         6.2      Litigation Support...................................................26
         6.3      Transition...........................................................27
         6.4      Confidentiality......................................................27
         6.5      Non-Competition......................................................27
         6.6      Termination of Profit Sharing Plan...................................29
         6.7      Collection of ACBEL Receivable.  ....................................29

7.       Remedies for Breaches of This Agreement.......................................30
         7.1      Survival of Representations and Warranties...........................30
         7.2      Indemnification Provisions for Benefit of the Buyer..................30
         7.3      Indemnification Provisions for Benefit of the Sellers................31
         7.4      Matters Involving Third Parties......................................31
         7.5      Set Off..............................................................32
         7.6      Other Indemnification Provisions.....................................33

8.       Miscellaneous.................................................................33
         8.1      Press Releases and Public Announcements..............................33
         8.2      No Third-Party Beneficiaries.........................................33
         8.3      Entire Agreement.....................................................33
         8.4      Succession and Assignment............................................33
         8.5      Counterparts.........................................................34
         8.6      Headings.............................................................34
         8.7      Notices..............................................................34
         8.8      Governing Law........................................................34
         8.9      Amendments and Waivers...............................................35
         8.10     Severability.........................................................35
         8.11     Expenses.............................................................35
         8.12     Construction.........................................................35
         8.13     Incorporation of Exhibits and Schedules..............................35
         8.14     Specific Performance.................................................35

Exhibit A     -     Financial Statements
Exhibit B       -   Form of Facility Lease Agreement
Exhibit C       -   Form of Employment Agreement
Exhibit D       -   Form of Opinion of Counsel to the Company
Exhibit E       -   Form of Opinion of Counsel to the Buyer
Appendix I      -   Disclosure Schedule

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

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is entered into effective as of August 31, 2005 (the "EFFECTIVE DATE"), by and among EMRISE ELECTRONICS CORPORATION, a New Jersey corporation (the "BUYER"), Robert H. Okada, as Trustee of the Robert H. Okada Trust Agreement dated February 11, 1992 (the "OKADA TRUST"), and Sharon Vavro, an individual ("VAVRO"). The Okada Trust and Vavro are each referred to herein as a "SELLER" and collectively the "SELLERS." The Buyer and the Sellers are each referred to herein as a "PARTY" and collectively as the "PARTIES."

                                 R E C I T A L S
                                 ---------------

         A. The Sellers in the aggregate own all of the outstanding common stock of RO Associates Incorporated, a California corporation (the "COMPANY"), which common stock comprises all of the capital stock of the Company.

         B. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding common stock of the Company in return for the consideration described in SECTION 2.2.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       DEFINITIONS.
                  ------------

                  "ACBEL" means ACBEL Polytech, Inc.

                  "ACCOUNTANTS" has the meaning set forth in SECTION 2.3(B).

                  "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

                  "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

                  "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

                  "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

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

                  "BUYER" has the meaning set forth in the preface above.

                  "BUSINESS" means the manufacturing and sale of standard high-density AC to DC, and DC to DC converters (i.e., power supplies) conducted by the Company.

                  "BUSINESS DAY" means any day other than a Saturday, Sunday, or day on which commercial banks are authorized by law to close in the State of California.

                  "CASPIAN" means Caspian Associates, California general partnership and an Affiliate of the Sellers.

                  "CLOSING" has the meaning set forth in SECTION 3.1.

                  "CLOSING BALANCE SHEETS" has the meaning set forth in SECTION 2.3(a).

                  "CLOSING DATE" has the meaning set forth in SECTION 3.1.

                  "CLOSING STATEMENT" has the meaning set forth in SECTION
2.3(a).

                  "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY" has the meaning set forth in the recitals above.

                  "COMPANY SHARE" means any share of the common stock, no par value per share, of the Company.

                  "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Company or the Subsidiary that is not already generally available to the public.

                  "CONTROLLED GROUP" has the meaning set forth in Code Section 1563.

                  "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Reg. Section 1.1502-13 under the Code.

                  "DISCLOSURE SCHEDULE" has the meaning set forth in SECTION 5.

                  "EFFECTIVE DATE" has the meaning set forth in the preface above.

                  "EMPLOYEE BENEFIT PLAN" means any "EMPLOYEE BENEFIT PLAN" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

                  "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

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

                  "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

                  "EMPLOYMENT AGREEMENT" has the meaning set forth in SECTION 3.2(c).

                  "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" means each entity which is treated as a single employer with the Company for purposes of Code Section 414.

                  "EXCESS LOSS ACCOUNT" has the meaning set forth in Reg.
Section 1.1502-19 under the Code.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FACILITY LEASE AGREEMENT" has the meaning set forth in
SECTION 3.2(b).

                  "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

                  "FINAL CLOSING STATEMENT" has the meaning set forth in SECTION 2.3(b).

                  "FINANCIAL STATEMENTS" has the meaning set forth in SECTION
5.7.

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "INDEMNIFIED PARTY" has the meaning set forth in SECTION
7.4(a).

                  "INDEMNIFYING PARTY" has the meaning set forth in SECTION 7.4(a).

                  "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and


                                       3




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combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                  "INTELLECTUAL PROPERTY RIGHTS" means patents, provisional patents, copyrights, registrations of mask works, and trademark, service mark or trade name registrations.

                  "KNOWLEDGE" means actual knowledge after reasonable investigation.

                  "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "MATERIAL ADVERSE EFFECT" means a material and adverse effect on the business, assets or financial condition of a Person, taken as a whole.

                  "MOST RECENT BALANCE SHEETS" means the balance sheets contained within the Most Recent Financial Statements.

                  "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in SECTION 5.7.

                  "MOST RECENT FISCAL MONTH END" has the meaning set forth in
SECTION 5.7.

                  "MOST RECENT FISCAL YEAR END" has the meaning set forth in
SECTION 5.7.

                  "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA
Section 3(37).

                  "OKADA TRUST" has the meaning set forth in the preface above.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "PARTY" has the meaning set forth in the preface above.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "PRODUCTS" means the products manufactured by the Company.

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

                  "PROFIT SHARING PLAN" means The RO Profit Sharing Plan dated effective June 1, 1973.

                  "PROHIBITED TRANSACTION" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

                  "PURCHASE PRICE" has the meaning set forth in SECTION 2.2.

                  "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in
SECTION 2.3(c).

                  "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

                  "RESTRICTED PERIOD" has the meaning set forth in SECTION
6.5(a).

                  "RESTRICTED TERRITORY" means all states, territories, districts, provinces and commonwealths of the United States, and Canada and throughout the world in which the Company has conducted any aspect of the Business, and all states, territories, districts and commonwealths of the United States, Canada and throughout the world in which the Buyer conducts its business (including, without limitation, the Business of the Company) hereafter.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SECURITY INTEREST" means any mortgage, pledge, lien or other security interest, other than (a) mechanic's, materialmen's, and similar liens,
(b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "SELLER" has the meaning set forth in the preface above.

                  "SJNB" means San Jose National Bank.

                  "SUBSIDIARY" means RO International, a California corporation and a wholly-owned subsidiary of the Company.

                  "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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

                  "THIRD PARTY CLAIM" has the meaning set forth in SECTION
7.4(a).

                  "VAVRO" has the meaning in the preface above.

         2.       PURCHASE AND SALE OF COMPANY SHARES.
                  ------------------------------------

                  2.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Company Shares for the consideration specified in SECTION 2.2. The consideration set forth in SECTION 2.2 shall be the aggregate consideration delivered by the Buyer to the Sellers. Such aggregate consideration shall be divided pro-rata among the Sellers based upon their respective percentage ownership of the Company Shares on the Effective Date in relation to all of the Company Shares as set forth in Section 5.2 of the Disclosure Schedule.

                  2.2 PURCHASE PRICE. Subject to SECTION 2.3, the Buyer agrees to pay to the Sellers an aggregate purchase price (the "PURCHASE PRICE") comprised of the following elements:

                           (a) cash in the amount of Two Million Four Hundred
Thousand Dollars ($2,400,000), payable at the Closing to Fenwick & West, LLP, counsel to the Company; and

                           (b) cash in the amount equal to the amount received
by the Buyer or the Company after the Effective Date from ACBEL relating to amounts owed by ACBEL to the Company, up to an aggregate amount of $600,000, payable within five (5) Business Days of the receipt by the Buyer or the Company of such amounts from ACBEL to the Sellers in proportion to their respective percentage ownership interests in the Company as set forth in Section 5.2 of the Disclosure Schedule.

                  2.3 PURCHASE PRICE ADJUSTMENTS.

                           (a) CLOSING BALANCE SHEETS. Within forty-five (45)
days after Closing, the Sellers shall deliver to the Buyer (i) the consolidated, unaudited balance sheets of the Company as of the Effective Date, prepared in accordance with GAAP consistently applied, except for the absence of footnotes and annual year-end adjustments (the "CLOSING BALANCE SHEETS"), and (ii) a preliminary written determination (the "CLOSING STATEMENT") of the Purchase Price Adjustment (as defined in SECTION 2.3(c)). The Sellers shall cooperate fully and completely in responding to questions and requests for information submitted by the Buyer or its representatives in connection with the preparation of the Closing Statement, and shall, with reasonable prior notice, provide them with full access to all books and records of Sellers, as well as to the personnel and work papers of Sellers' accountants of a nature customarily made available to audit reviewers, in any way relating to the preparation of the Closing Statement.

                           (b) REVIEW OF CLOSING STATEMENT. If within thirty
(30) days following delivery of the items described in clauses (i) through (ii) of SECTION 2.3(a), the Buyer does not give the Sellers written notice objecting to the Closing Statement (specifying (i) its calculations of the Purchase Price Adjustment and (ii) the facts and circumstances supporting the reasonableness and propriety of such adjustment under the standards set forth in SECTION 2.3(c)), the Purchase Price Adjustment reflected on the Closing Statement shall be conclusive and binding on the parties. If the Buyer timely gives such notice of objection, then the Sellers and the Buyer shall attempt in good faith to mutually resolve all such objections. If they have not done so (in writing) within fifteen (15) days of Buyer's notice of objection, then the issues in dispute shall be promptly submitted to a nationally recognized firm of certified public accountants selected by the mutual agreement of the Sellers and the Buyer (the "ACCOUNTANTS") for resolution. If the Sellers and the Buyer cannot agree within fifteen (15) days on the selection of the Accountants, then the Accountants will be selected by mutual agreement of the then primary firm of independent public accountants of each of the Sellers and the Buyer. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall promptly furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants, and
(ii) the Accountants shall promptly determine the Purchase Price Adjustment in accordance with GAAP consistently applied and notify the parties thereof in a written notice (the "FINAL CLOSING STATEMENT") delivered to both parties by the Accountants, which shall be binding and conclusive on the parties. The Buyer, on the one hand, and the Sellers, on the other, shall each pay 50% of the fees and expenses of the Accountants. The fees and expenses of the independent accountants of the Buyer and the Sellers shall be paid by the Buyer and the Sellers, respectively.

                           (C) PURCHASE PRICE ADJUSTMENT.

                                    (i) The "PURCHASE PRICE ADJUSTMENT" shall
mean the absolute value of the sum of (X) and (Y), where (X) equals the amount of the Company's shareholders' equity as reflected on the Closing Balance Sheets minus $2,000,000 (provided the difference results in a negative number, otherwise the value of (X) shall be deemed to equal zero), and (Y) equals the sum of (A) the difference between the amount of the Company's accounts receivable as reflected on the Closing Balance Sheets and $675,000 (if such amount on the Closing Balance Sheets is less than $675,000, the difference shall be expressed as a negative number and if such amount on the Closing Balance Sheets is greater than $675,000, the difference shall be expressed as a positive number), (B) the difference between the amount of the Company's accounts payable as reflected on the Closing Balance Sheets and $700,000 (if such amount on the Closing Balance Sheets is greater than $700,000, the difference shall be expressed as a negative number and if such amount on the Closing Balance Sheets is less than $700,000, the difference shall be expressed as a positive number),
(C) the difference between the amount of the Company's cash as reflected on the Closing Balance Sheets and $50,000 (if such amount on the Closing Balance Sheets is less than $50,000, the difference shall be expressed as a negative number and if such amount is greater than $50,000, the difference shall be expressed as a positive number), and (D) the difference between the amount of the Company's net inventory as reflected on the Closing Balance Sheets and $3,000,000 (if such amount on the Closing Balance Sheets is less than $3,000,000, the difference shall be expressed as a negative number and if such amount is greater than $3,000,000, the difference shall be expressed as a positive number), provided that the mathematical sum of (A), (B), (C) and (D) equals a negative number, otherwise the value of (Y) shall be deemed to equal zero.

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

                                    (ii) On or before the fifth (5th) Business
Day following the final determination of the Purchase Price Adjustment, the Sellers shall pay to the Buyer an amount equal to the Purchase Price Adjustment, if any. Any payment made pursuant to this SECTION 2.3(c) shall be made by wire transfer of immediately available funds to the account designated in writing by the Buyer; PROVIDED, HOWEVER, that to the extent the Buyer has not made any payments to the Sellers pursuant to SECTION 2.2(b), and the obligation to make such payment occurs within the time Sellers are required to make a payment to Buyer under this SECTION 2.3(c)(ii), at Buyer's election, Buyer may offset amounts it otherwise owes to the Sellers under SECTION 2.2(b) by the amount the Sellers owe to the Buyer under this SECTION 2.3(c)(ii) in accordance with the provisions of SECTION 7.5.

         3.       THE CLOSING.
                  ------------

                  3.1 GENERAL. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place on September 2, 2005 (the "CLOSING DATE").

                  3.2 DOCUMENTS TO BE DELIVERED TO THE BUYER. At the Closing, the following shall be delivered to the Buyer:

                           (a) each Seller shall deliver to the Buyer stock
certificates representing all of his or her Company Shares, endorsed in blank or accompanied by duly executed assignment documents;

                           (b) Caspian shall execute and deliver to the Buyer a
lease agreement dated effective as of September 1, 2005 (the "FACILITY LEASE AGREEMENT") with the Buyer for the lease by Buyer of 25,700 square feet of the approximately 30,700 square foot facility located at 246 Caspian Drive, a copy of which is attached hereto as EXHIBIT B;

                           (c) Richard Okada shall execute and deliver to the
Buyer the employment agreement dated effective as of September 1, 2005 (the "EMPLOYMENT AGREEMENT") with the Buyer, a copy of which is attached hereto as EXHIBIT C;

                           (d) an opinion of Fenwick & West, LLP, counsel to the
Company, a copy of which is attached hereto as EXHIBIT D;

                           (e) resignations, effective as of the Effective Date,
of each director and officer of the Company and the Subsidiary;

                           (f) copies of all consents required to effectuate
this Agreement; and

                           (g) good standing certificate for the Company and the
Subsidiary from the Secretary of State of California and from the appropriate state authorities in each jurisdiction in which the Company and the Subsidiary are qualified to do business, dated not more than thirty (30) days prior to the Closing Date.

                  3.3 DOCUMENTS TO BE DELIVERED BY THE BUYER. At the Closing, the following shall be delivered by the Buyer:

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

                           (a) the consideration specified in SECTION 2.2(a) by
wire transfer to the account of Fenwick & West, LLP;

                           (b) to Caspian, the Facility Lease Agreement executed
by the Buyer;

                           (c) to Richard Okada, the Employment Agreement
executed by the Buyer;

                           (d) to the Sellers, an opinion of Rutan & Tucker,
LLP, counsel to the Buyer, a copy of which is attached hereto as EXHIBIT E;

                           (e) to the Sellers, copies of resolutions of the
Board of Directors of the Buyer authorizing and approving this Agreement and all other transactions and agreements contemplated hereby;

                           (f) to the Sellers, a letter from SJNB confirming
that (A) all SNJB credit facilities for the Company have been paid in full and any associated line of credit, promissory notes and /or loan agreements (along with any amendments thereto) have been terminated, (B) SJNB has released any and all liens against the Company's assets, (C) any and all obligations of Caspian with respect to the Company's credit facilities referenced above, including Caspian's obligations as guarantor with respect to such credit facilities, have been fully performed, and (D) Caspian has been released for any and all obligation with respect to such credit facilities.

         4.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.
                  ----------------------------------------------------------

                  4.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, severally and not jointly, represents and warrants to the Buyer that the statements contained in this SECTION 4.1 are correct and complete as of the Effective Date, except as set forth in the Disclosure Schedule delivered by the Sellers to the Buyer on the date hereof and attached hereto as APPENDIX I (the "DISCLOSURE SCHEDULE").

                           (a) AUTHORIZATION OF TRANSACTION. This Agreement
constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (b) NONCONTRAVENTION. Neither the execution and the
delivery of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which such Seller is subject, or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party.

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

                           (C) BROKERS' FEES. Such Seller has no Liability or
obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement other than the fees payable to the parties set forth in SectionS 4.1(c) and 5.4 of the Disclosure Schedule.

                           (D) COMPANY SHARES. Such Seller holds of record and
owns beneficially the number of Company Shares set forth next to his or her name in Section 5.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities or claims. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                  4.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers as follows:

                           (a) ORGANIZATION OF THE BUYER. The Buyer is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Buyer is authorized to do business as a foreign corporation in the State of California.

                           (b) AUTHORIZATION OF TRANSACTION. The Buyer has full
power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (c) NONCONTRAVENTION. Neither the execution and the
delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions provided for in this Agreement.

                           (d) BROKERS' FEES. The Buyer has no Liability or
obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                           (e) INVESTMENT. The Buyer is not acquiring the
Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         5.       REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND THE
                  -------------------------------------------------------------
                  SUBSIDIARY.
                  -----------

                  The Sellers, severally and not jointly, represent and warrant to the Buyer that the statements contained in this SECTION 5 are correct and complete as of the Effective Date, except as set forth in the Disclosure Schedule.

                  5.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Company and the Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and the Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where the failure to obtain such qualification would have a Material Adverse Effect. Each of the Company and the Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 5.1 of the Disclosure Schedule lists the directors and officers of the Company and the Subsidiary as of the date hereof. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Company and the Subsidiary (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and Subsidiary are correct and complete. Neither the Company nor the Subsidiary is in default under or in violation of any provision of its charter or bylaws.

                  5.2 CAPITALIZATION. The entire authorized capital stock of the Company consists of 7,500 Company Shares, of which 1,210 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 5.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation stock rights, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

                  5.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which either the Company or the Subsidiary is subject or any provision of the charter or bylaws of either the Company or the Subsidiary or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Company or the

Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither the Company nor the Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  5.4 BROKERS' FEES. Neither the Company nor the Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. All fees payable to the parties set forth on Section 5.4 of the Disclosure Schedule shall be paid by the Sellers.

                  5.5 TITLE TO ASSETS. The Company and the Subsidiary have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheets or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheets.

                  5.6 SUBSIDIARY. Section 5.6 of the Disclosure Schedule sets forth for the Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of capital stock of the Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities or claims. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either of the Company and the Subsidiary to sell, transfer, or otherwise dispose of any capital stock of the Subsidiary or that could require the Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation stock rights, or similar rights with respect to the Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary. Neither the Company nor the Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

                  5.7 FINANCIAL STATEMENTS. Attached hereto as EXHIBIT A are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended May 31, 2001, May 31, 2002, May 31, 2003, May 31, 2004, and
May 31, 2005 (the "MOST RECENT FISCAL YEAR END") for the Company and the Subsidiary; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the two (2) months ended July 31,

2005 (the "MOST RECENT FISCAL MONTH END") for the Company and the Subsidiary. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, other than the absence of footnotes and annual year-end adjustments with respect to the unaudited financial statements, present fairly the financial condition of the Company and the Subsidiary as of such dates and the results of operations of the Company and the Subsidiary for such periods, are correct and complete, and are consistent with the books and records of the Company and the Subsidiary (which books and records are correct and complete).

                  5.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Effect of either the Company or the Subsidiary. Without limiting the generality of the foregoing, since that date:

                           (a) neither the Company nor the Subsidiary has sold,
leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (b) neither the Company nor the Subsidiary has
entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

                           (c) no party (including the Company and the
Subsidiary) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which either the Company or the Subsidiary is a party or by which either of them is bound;

                           (d) neither the Company nor the Subsidiary has
granted any Security Interest upon any of its assets, tangible or intangible;

                           (e) neither the Company nor the Subsidiary has made
any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

                           (f) neither the Company nor the Subsidiary has made
any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

                           (g) neither the Company nor the Subsidiary has issued
any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 in the aggregate;

                           (h) neither the Company nor the Subsidiary has
delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (i) neither the Company nor the Subsidiary has
cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                           (j) neither the Company nor the Subsidiary has
granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (k) there has been no change made or authorized in
the charter or bylaws of either the Company or the Subsidiary;

                           (l) neither the Company nor the Subsidiary has
issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                           (m) neither the Company nor the Subsidiary has
declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (n) neither the Company nor the Subsidiary has
experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in an amount greater than $10,000;

                           (o) neither the Company nor the Subsidiary has made
any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (p) neither the Company nor the Subsidiary has
entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                           (q) neither the Company nor the Subsidiary has
granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (r) except as contemplated by SECTION 6.6, neither
the Company nor the Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                           (s) neither the Company nor the Subsidiary has made
any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (t) neither the Company nor the Subsidiary has made
or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                           (u) there has not been any other occurrence, event,
incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or the Subsidiary; and

                           (v) neither the Company nor the Subsidiary has
committed to any of the foregoing.

                  5.9 UNDISCLOSED LIABILITIES. Neither the Company nor the Subsidiary has any Liability (and to the Knowledge of Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheets (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                  5.10 LEGAL COMPLIANCE. Each of the Company and the Subsidiary has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been filed or commenced against any of them alleging any failure so to comply.

                  5.11 TAX MATTERS.

                           (a) Each of the Company and the Subsidiary has filed
all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes due to be paid by the Company and the Subsidiary (whether or not shown on any Tax Return) have been paid or have been accrued in accordance with GAAP. Neither the Company nor the Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made that has not been settled by an authority in a jurisdiction where either the Company or the Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either the Company or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (b) Each of the Company and the Subsidiary has
withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (c) No Seller or director or officer (or employee
responsible for Tax matters) of the Company or the Subsidiary expects any governmental authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no pending dispute or claim concerning any Tax Liability of the Company or the Subsidiary either (i) claimed or raised by any governmental authority in writing or (ii) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Company and the Subsidiary has Knowledge based upon personal contact with any agent of such authority. Section 5.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and the Subsidiary for taxable periods ended on or after May 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary for the fiscal years ended May 31, 2002, 2003 and 2004.

                           (d) Neither the Company nor the Subsidiary has waived
any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (e) Neither the Company nor the Subsidiary has filed
a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor the Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Neither the Company nor the Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and the Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor the Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor the Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company or the Subsidiary) under Reg. Section 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (f) Section 5.11(f) of the Disclosure Schedule sets
forth the following information with respect to each of the Company and the Subsidiary (or, in the case of clause (i) below, with respect to the Subsidiary) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated hereby): (i) the basis of the Company in the Subsidiary's stock (or the amount of any Excess Loss Account), and (ii) the amount of any deferred gain or loss allocable to the Company or the Subsidiary arising out of any Deferred Intercompany Transaction.

                           (g) The unpaid Taxes of the Company and the
Subsidiary (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Company and the Subsidiary in filing their Tax Returns.

                  5.12 REAL PROPERTY.

                           (a) Neither the Company nor the Subsidiary owns any
real property.

                           (b) Section 5.12(b) of the Disclosure Schedule lists
and describes briefly all real property leased or subleased to the Company or the Subsidiary. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 5.12(b) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
Section 5.12(b) of the Disclosure Schedule:

                                    (i) the lease or sublease is legal, valid,
         binding, enforceable, and in full force and effect;

                                    (ii) no party to the lease or sublease is in
         breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (iii) no party to the lease or sublease has
         repudiated any provision thereof;

                                    (iv) there are no disputes, oral agreements,
         or forbearance programs in effect as to the lease or sublease;

                                    (v) with respect to each sublease, the
         representations and warranties set forth in subsections (i) through
         (iv) above are true and correct with respect to the underlying lease;

                                    (vi) neither the Company nor the Subsidiary
         has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                                    (vii) all facilities leased or subleased
         thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                                    (viii) all facilities leased or subleased
         thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                  5.13 INTELLECTUAL PROPERTY.

                           (a) The Company and the Subsidiary own or have the
right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company and the Subsidiary as presently conducted. Each item of Intellectual Property owned or used by any of the Company or the Subsidiary immediately prior to the Effective Date will be owned or available for use by the Company or the Subsidiary on identical terms and conditions immediately subsequent to the Effective Date.

                           (b) Neither the Company nor the Subsidiary has
interfered with, infringed upon or misappropriated any Intellectual Property Rights of third parties, and none of the Sellers has ever received any complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or the Subsidiary must license or refrain from using any Intellectual Property Rights of any third party) that have not been withdrawn or settled. To the Knowledge of the Sellers, no third party has interfered with, infringed upon or misappropriated any Intellectual Property Rights of the Company or the Subsidiary.

                           (c) Section 5.13(c) of the Disclosure Schedule
identifies each patent or registration which has been issued to the Company or the Subsidiary with respect to any of its Intellectual Property, identifies each pending patent application or application for such registration which the Company or the Subsidiary has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company or the Subsidiary has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 5.13(c) of the Disclosure Schedule also identifies each unregistered trade name or unregistered trademark used by the Company or the Subsidiary in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 5.13(c) of the Disclosure Schedule:

                                    (i) the Company and the Subsidiary possess
         all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction on use;

                                    (ii) the item is not subject to any
         outstanding injunction, judgment, order, decree, ruling, or charge naming the Company or the Subsidiary as a party;

                                    (iii) no action, suit, proceeding, hearing,
         investigation, charge, complaint, claim, or demand is pending or, to the Seller's Knowledge, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (iv) neither the Company nor the Subsidiary
         has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (d) Section 5.13(d) of the Disclosure Schedule
identifies each item of Intellectual Property that any third party owns and that the Company or the Subsidiary uses or that the Company or the Subsidiary owns and that a third party uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 5.13(d) of the Disclosure Schedule:

                                    (i) the license, sublicense, agreement, or
         permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                    (ii) the license, sublicense, agreement, or
         permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (iii) to the Seller's Knowledge, no party to
         the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (iv) no party to the license, sublicense,
         agreement, or permission has repudiated to the Company or the Subsidiary any provision thereof;

                                    (v) with respect to each sublicense, the
         representations and warranties set forth in subsections (i) through
         (iv) above are true and correct with respect to the underlying license;

                                    (vi) the underlying item of Intellectual
         Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge naming the Company or the Subsidiary as a party;

                                    (vii) no action, suit, proceeding, hearing,
         investigation, charge, complaint, claim, or demand is pending or, to the Seller's Knowledge, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (viii) neither the Company nor the
         Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                           (e) To the Knowledge of the Sellers, neither the
Company nor the Subsidiary will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                  5.14 TANGIBLE ASSETS. The Company and the Subsidiary own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                  5.15 INVENTORY. The inventory of the Company and the Subsidiary consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Company and the Subsidiary.

                  5.16 CONTRACTS. Section 5.16 of the Disclosure Schedule lists the following currently effective contracts and other agreements to which the Company or the Subsidiary is a party:

                           (a) any agreement (or group of related agreements)
for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                           (b) any agreement (or group of related agreements)
for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company or the Subsidiary, or involve consideration in excess of $50,000;

                           (c) any agreement making the Company or the
Subsidiary a partner, member or equity owner in a partnership, limited liability company or joint venture;

                           (d) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (e) any agreement concerning confidentiality or
noncompetition;

                           (f) any agreement with any of the Sellers and their
Affiliates (other than the Company and the Subsidiary);

                           (g) any profit sharing, stock option, stock purchase,
stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (h) any collective bargaining agreement;

                           (i) any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                           (j) any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (k) any agreement under which the consequences of a
default or termination could have a Material Adverse Effect on the Company or the Subsidiary; or

                           (l) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $50,000.

                  The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 5.16 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.16 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Seller's Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated to the Company or the Subsidiary any provision of the agreement.

                  5.17 NOTES AND ACCOUNTS RECEIVABLE. All notes for funds loaned by the Company and accounts receivable of the Company and the Subsidiary are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheets (rather than in any notes thereto) as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Company and the Subsidiary.

                  5.18 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company or the Subsidiary.

                  5.19 INSURANCE. Section 5.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company or the Subsidiary is currently a party, a named insured, or otherwise the beneficiary of coverage:

                           (a) the name, address, and telephone number of the
agent;

                           (b) the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                           (c) the policy number and the period of coverage;

                           (d) the scope (including an indication of whether the
coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

                           (e) any claim for coverage that has been denied
(including partially denied) or is being contested; and

                           (f) a description of any retroactive premium
adjustments or other loss-sharing arrangements.

                  With respect to each such insurance policy: (A) the policy is in full force and effect; (B) the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company and the Subsidiary nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Company and the Subsidiary has been covered during the past seven (7) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 5.19 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company or the Subsidiary.

                  5.20 LITIGATION. Neither the Company nor the Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge that names the Company or the Subsidiary or to which the Company or the Subsidiary is bound or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  5.21 PRODUCT WARRANTY. Each product manufactured, sold, leased, or delivered by the Company or the Subsidiary has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor the Subsidiary has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Company and the Subsidiary. No product manufactured, sold, leased, or delivered by the Company or the Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 5.21 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Company and the Subsidiary (containing applicable guaranty, warranty, and indemnity provisions).

                  5.22 PRODUCT LIABILITY. Neither the Company nor the Subsidiary has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or the Subsidiary.

                  5.23 EMPLOYEES. To the Knowledge of Sellers, no executive, key employee, or group of employees has any plans to terminate employment with the Company or the Subsidiary. Neither the Company nor the Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes that have not been satisfied or settled in full. Neither the Company nor the Subsidiary has committed any unfair labor practice. None of the Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Subsidiary.

                  5.24 EMPLOYEE BENEFITS.

                           (a) Section 5.24(a) of the Disclosure Schedule lists
each Employee Benefit Plan that the Company or the Subsidiary maintains, to which the Company or the Subsidiary contributes or has any obligation to contribute, or with respect to which the Company or the Subsidiary has any Liability or potential Liability.

                                    (i) Each such Employee Benefit Plan (and
         each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                                    (ii) All required reports and descriptions
         (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

                                    (iii) All contributions (including all
         employer contributions and employee salary reduction contributions) which are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Effective Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and the Subsidiary. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                                    (iv) Each such Employee Benefit Plan which
         is intended to meet the requirements of a "qualified plan" under Code
         Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

                                    (v) The market value of assets under each
         such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                                    (vi) The Sellers have delivered to the Buyer
         correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

                           (b) With respect to each Employee Benefit Plan that
any of the Company, the Subsidiary, and any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

                                    (i) No such Employee Benefit Plan which is
         an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Sellers, threatened.

                                    (ii) There have been no Prohibited
         Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened. None of the Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                                    (iii) Neither the Company nor the Subsidiary
         has incurred, and none of the Sellers has any Knowledge that the Company or the Subsidiary will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (c) None of the Company, the Subsidiary, and any
ERISA Affiliate has incurred any Liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of ERISA Section Section 4205 and 4203, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and none of the Company, the Subsidiary, and any ERISA Affiliate is bound by any contract or agreement or has any obligation or Liability described in ERISA Section 4204. Each Multiemployer Plan complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, and each Multiemployer Plan is qualified under Code Section 401(a).

                           (d) Neither the Company nor the Subsidiary maintains,
contributes to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

                           (e) The Profit Sharing Plan of the Company may be
terminated by the Company, in cooperation with the Trustees thereof, in accordance with SECTION 6.6 and such termination in accordance with the terms of the Profit Sharing Plan shall not subject the Buyer to any Adverse Consequences.

                  5.25 GUARANTIES. Neither the Company nor the Subsidiary is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

                  5.26 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                           (a) Each of the Company and the Subsidiary has
complied and is in compliance with all Environmental, Health, and Safety Requirements.

                           (b) Without limiting the generality of the foregoing,
each of the Company and the Subsidiary has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

                           (c) Neither the Company nor the Subsidiary has
received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements that has not been withdrawn or satisfied in full.

                           (d) None of the following exists at any property or
facility owned or operated by the Company or the Subsidiary: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                           (e) None of the Company nor the Subsidiary has
treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                           (f) Neither this Agreement nor the consummation of
the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                           (g) Neither the Company nor the Subsidiary has,
either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                           (h) No facts, events or conditions relating to the
past or present facilities, properties or operations of the Company, the Subsidiary, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  5.27 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY AND THE SUBSIDIARY. None of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Company or the Subsidiary within the past twelve (12) months, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Company or the Subsidiary.

                  5.28 DISCLOSURE. The representations and warranties contained in this SECTION 5 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this SECTION 5 not misleading.

         6.       POST-CLOSING COVENANTS.
                  -----------------------

                  The Parties agree as follows with respect to the period following the Closing.

                  6.1 GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 7). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and the Subsidiary.

                  6.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Date involving the Company or the Subsidiary, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under SECTION 7).

                  6.3 TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company or the Subsidiary from maintaining the same business relationships with the Company or the Subsidiary after the Closing as it maintained with the Company or the Subsidiary prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Company and the Subsidiary to the Buyer from and after the Closing.

                  6.4 CONFIDENTIALITY. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
SECTION 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the disclosing Seller shall use his or her best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                  6.5 NON-COMPETITION.

                           (a) As further consideration for the purchase and
sale of the Company Shares and the transactions contemplated by this Agreement, during the period commencing on the Closing Date, and ending on the date which is three (3) years thereafter (the "RESTRICTED PERIOD"), none of the Sellers shall, in any Restricted Territory, directly or indirectly:

                                    (i) engage in any business, activity, or
         enterprise competitive with or substantially similar to the Business, including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products, or engage or invest in, own, manage, operate, finance, control, solicit business related to, or participate in the ownership, management, operation, financing, or control of, be employed by, lend his name or any similar name, or lend his credit to, or render services or advice to, any Person engaged in any business, activity or enterprise competitive with or substantially similar to the Business including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products;

                                    (ii) individually or on behalf of any other
         Person, recruit or solicit any person who has been an employee, representative, consultant or agent of the Buyer or former employee of the Company or the Subsidiary hired by the Buyer, to terminate his or her employment with the Buyer;

                                    (iii) use, incorporate or otherwise create
         any business organization whose business is competitive with the business of the Company and which utilizes any name which uses, the symbol "RO" or which is confusingly similar to any such symbol; or

                                    (iv) solicit, call upon, or attempt to
         communicate with any customer, former customer, or prospective customer of the Buyer, the Company or the Subsidiary for the purposes of manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products competitive with the Products currently produced by the Company. This restriction shall only apply to any customer, former customer or prospective customer of the Buyer, the Company or the Subsidiary with whom the Company, the Sellers or the Subsidiary had contact with prior to the Closing Date. For purposes of this paragraph, "contact" means interaction between the Sellers directly or indirectly, and the customer, former customer or prospective customer which takes place to further the business relationship, or performing of services, on behalf of the Company, the Subsidiary or the Sellers.

                           (b) The Sellers shall be deemed to be competing with
Buyer in violation of SECTION 6.5(a) if any thereof, or any Affiliate of the Sellers, is engaged or participates in any activity or activities described in
SECTION 6.5(a), directly or indirectly, whether for his own account or for that of any other Person, and whether as a shareholder, partner or investor controlling any such entity or as principal, agent, representative, proprietor or partner, or in any other capacity; PROVIDED, HOWEVER, that nothing herein shall prohibit purely passive investments in any business so long as the aggregate interest represented by such investments does not exceed one percent (1%) of any class of the outstanding debt or equity securities of said business.

                           (c) Because a breach, or failure to comply with, this
SECTION 6.5 will cause irreparable injury to the Buyer for which there is no adequate remedy at law and the exact amount of which will be difficult to ascertain, if any of the Sellers or any Affiliate of any of the Sellers, should in any way breach, or fail to comply with, the terms of this SECTION 6.5, the Buyer shall be entitled to seek and obtain an injunction restraining such Person(s) from any such breach or failure. All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity, to the extent permitted under applicable law. The Buyer shall, in addition to the remedies herein provided, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained herein without the necessity of proving actual damages. Resort to any remedy provided for hereunder or provided for by law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by the Buyer of monetary damages and compensation.

                           (d) If any provision of this SECTION 6.5 shall
finally be judicially determined to be invalid, ineffective or unenforceable, such determination shall apply only in the jurisdiction in which such adjudication is made and every other provision of this SECTION 6.5 shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended, to the extent permitted under applicable law, to effect the original purpose and intent of the invalid, ineffective or unenforceable provision (and if such provision governs the duration of the Restricted Period or geographic scope of the Restricted Territory, such provision shall be amended to reduce such duration or scope, as applicable, as minimally as possible so that such provision is valid, effective and enforceable for the longest period of time and fullest geographic area as is adjudged permissible for such provision to be valid, effective and enforceable); PROVIDED, HOWEVER, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

                           (e) Each of the Sellers acknowledges that the
duration of the Restricted Period, the geographic scope of the Restricted Territory, and the scope of restricted activities described in SECTION 6.5(a) are reasonable and necessary to protect the legitimate business interests of the Buyer in view of the nature of the Business of the Company and the Subsidiary, the nature of the business in which the Buyer is engaged, and the nature of the transactions contemplated by this Agreement. Each of the Sellers understands that the foregoing restrictions will significantly limit or bar his ability to earn a livelihood in the Business or a business related to the Business, but each of them nevertheless believes that he or it has received and will receive, directly or indirectly, sufficient consideration and other benefits pursuant to this Agreement and the other agreements relating to this Agreement to clearly justify such restrictions.

                  6.6 TERMINATION OF PROFIT SHARING PLAN. Buyer will terminate, and will cause the Company to terminate, in cooperation with the trustees of the Profit Sharing Plan, the Profit Sharing Plan in accordance with ERISA, the Code, and other applicable laws as soon as practicable following the Closing. Robert Okada, as a trustee under the Profit Sharing Plan, agrees to use reasonable, diligent efforts, in cooperation with the Company and the other trustee, to terminate the Profit Sharing Plan as soon as practicable following the Closing. Buyer will use reasonable, diligent efforts to terminate such plan, and will cause the Company to use reasonable, diligent efforts to terminate such plan, in a manner that minimizes any adverse consequence to, or hardship upon, any beneficiary thereof.

                  6.7 COLLECTION OF ACBEL RECEIVABLE. The Buyer will use reasonable, diligent efforts to collect from ACBEL, and will cause the Company to, use reasonable, diligent efforts to collect from ACBEL, the $600,000 portion of the license fees described in SECTION 2.2(B), when due. The license agreement pursuant or other agreement to which such funds are to become due shall not be amended, modified or terminated in a manner that would amend, modify or terminate the right of the Sellers to receive any such payment without the prior written consent of the Sellers.

                  6.8 ASSUMPTION OF ACBEL AGREEMENT. The Buyer agrees to the terms of the License Agreement, dated February 9, 1999, between the Company and ACBEL, as amended by Amendment No. 1 dated December 7, 2004 and Amendment No. 2 dated August 1, 2005, and hereby assumes responsibility of the Company's obligations thereunder.

         7.       REMEDIES FOR BREACHES OF THIS AGREEMENT.
                  ----------------------------------------

                  7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers contained in SECTION 4.1, SECTIONS 5.1-5.10 and SECTIONS 5.12-5.25, 5.27 AND 5.28 shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in SECTIONS 5.11 AND 5.26) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                  7.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

                           (a) In the event either Seller breaches (or in the
event any third party alleges facts that, if true, would mean either Seller has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in SECTION 2.1 and the representations and warranties in SECTION 4.1 and, if there is an applicable survival period pursuant to SECTION 7.1, provided that the Buyer makes a written claim for indemnification against either Seller pursuant to SECTION 9.7 within such survival period), then each Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); PROVIDED, HOWEVER, that the disclosures contained in Section 5.1 of the Disclosure Schedule under the heading "Stock Records" shall not act a limitation of the representations and warranties contained in SECTION 5.1 (i.e., the indemnification provisions of this SECTION 7 shall continue to exist notwithstanding such disclosures); and PROVIDED, FURTHER, that the Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty contained herein until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (at which point the Sellers will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

                           (b) In the event any of the Sellers breaches (or in
the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his or her covenants in SECTION 2.1 or any of his representations and warranties in SECTION 4.1 above, and, if there is an applicable survival period pursuant to SECTION 7.1, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to SECTION
9.7 within such survival period, then such Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (c) Each Seller agrees to indemnify the Buyer from
and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company or the Subsidiary for any Taxes of the Company or the Subsidiary with respect to any Tax year or portion thereof ending on or before the Effective Date (or for any Tax year beginning before and ending after the Effective Date to the extent allocable (determined in a manner consistent with SECTION 8.3 to the portion of such period beginning before and ending on the Effective Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

                           (d) The total aggregate amount payable by the Sellers
pursuant to this SECTION 7.2 shall be limited to $1,000,000 and total amount payable by each Seller shall not exceed the percentage of the aggregate Purchase Price received by each such Seller.

                  7.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 7.1, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to SECTION 9.7 within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  7.4 MATTERS INVOLVING THIRD PARTIES.

                           (a) If any third party shall notify any Party (the
"INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING Party") under this SECTION 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (b) Any Indemnifying Party will have the right to
defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying

Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (c) So long as the Indemnifying Party is conducting
the defense of the Third Party Claim in accordance with SECTION 7.4(b), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (d) In the event any of the conditions in SECTION
7.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

                  7.5 SET OFF. In addition to any and all other remedies hereunder or at law or in equity, (i) the Buyer shall be entitled to recover any indemnification payment or other amounts due from either of the Sellers (including amounts due from either of the Sellers under SECTION 2.3(c)(ii)), by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from the Buyer to either of the Sellers under SECTION 2.2(b), and (ii) the Buyer shall be entitled to recover any indemnification payment or other amounts due from the Okada Trust (including amounts due from the Okada Trust under SECTION 2.3(c)(ii)), by retaining and setting off the amounts (whether or not such amounts are liquidated or reduced to judgment) against any rental amounts (i.e., not including "triple net" charges and other expenses) due or to become due from the Buyer to Caspian under the Facility Lease Agreement; PROVIDED, HOWEVER, that the amount of set off with respect to the monthly lease amounts owed by the Buyer to Caspian under the Facility Lease Agreement shall be limited to a percentage of the monthly rental amount equal to the aggregate percentage ownership interest in Caspian held by the Okada Trust. By way of example, if the Okada Trust's aggregate ownership interest in Caspian equals 50% and the monthly rental amount under the Facility Lease Agreement is $9,210, the Buyer may offset a maximum of $4,605 per month.

                  7.6 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company, the Subsidiary, or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he or she will not make any claim for indemnification against the Company or the Subsidiary by reason of the fact that he or she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         8.       MISCELLANEOUS.
                  --------------

                  8.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party or any of their respective subsidiaries, affiliates, officers, directors, employees or agents shall make any public statement or announcement or any release to trade publications or through the press or otherwise, or make any statement to any third party with respect to this Agreement or the transactions contemplated hereby (including, without limitation, with respect to the entering into of this Agreement and the terms hereof) without the prior written approval of the Buyer and each Seller, which approval shall not be unreasonably withheld and shall be given within forty-eight (48) hours after delivery of a copy of the proposed press release or public announcement to the Party whose approval is being requested; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law, governmental order or regulation, stock exchange rule or regulation or legal proceeding, and then only after notice to the other Parties. The Parties agree and acknowledge that the Buyer will file with the Securities and Exchange Commission a Form 8-K disclosing the terms of this Agreement, including the financial terms of the Agreement, after the Closing and within the time period prescribed by the Exchange Act.

                  8.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and each Seller; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  8.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers:              Mr. Robert Okada and Ms. Sharon Vavro
                                         691 Bicknell Road
                                         Los Gatos, CA 95030

         Copy to:                        Fenwick & West, LLP
                                         801 California Street
                                         Mountain View, CA 94041
                                         Attention: Gail E. Suniga, Esq.

         If to the Buyer:                EMRISE Electronics Corporation
                                         9485 Haven Avenue, Suite 100
                                         Rancho Cucamonga, California 91730
                                         Attention: Carmine T. Oliva

         Copy to:                        Rutan & Tucker, LLP
                                         611 Anton Boulevard, 14th Floor
                                         Costa Mesa, California 92626
                                         Attention:  Larry A. Cerutti, Esq.

                  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                  8.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and each Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  8.11 EXPENSES. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (and in the case of the costs and expenses of the Company and the Subsidiary, such costs and expenses shall be borne by the Sellers). The Sellers agree that neither the Company nor the Subsidiary has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  8.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  8.13 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  8.14 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to seek and obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

BUYER:                    EMRISE ELECTRONICS CORPORATION,
                          a New Jersey corporation


                          By:  _________________________________________________
                               Carmine T. Oliva, President and Chief
                               Executive Officer



SELLERS:                  ______________________________________________________
                          ROBERT OKADA, as Trustee of the Robert H. Okada Trust Agreement Dated February 11, 1992


                          ______________________________________________________
                          SHARON VAVRO, an individual

                                    EXHIBIT A

                              Financial Statements

                                    EXHIBIT B

                        Form of Facility Lease Agreement

                                    EXHIBIT C

                          Form of Employment Agreement

                                    EXHIBIT D

                    Form of Opinion of Counsel to the Company

                                    EXHIBIT E

                     Form of Opinion of Counsel to the Buyer

                                   APPENDIX I

                               Disclosure Schedule